Exhibit 99

OLD KENT
News Release
Old Kent Financial Corporation
111 Lyon Street NW
Grand Rapids, MI 49503-2406

NYSE:	OK
FOR RELEASE:	IMMEDIATE
DATE:	July 9, 1999
CONTACTS:	Old Kent Financial Corporation
Albert T. Potas (Analyst) 616-771-1931
Tanya Berg (Media) 616-771-4364

OLD KENT COMPLETES ACQUISITION OF CFSB BANCORP, INC.

          Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent

Financial Corporation, announced that effective today, Old Kent completed its acquisition of

CFSB Bancorp, Inc.

          CFSB Bancorp Inc., ("CFSB") was the parent of Community First Bank, headquartered in Lansing, Michigan. At June 30, 1999, CFSB had assets of $0.9 billion and deposits of

$0.6 billion. CFSB served the greater Lansing area through 16 offices in Ingham, Clinton, Eaton,

and Ionia Counties.

          The acquisition makes Old Kent #1 in Lansing deposit market share and residential mortgage lending. Wagner added, "We look forward to continuing CFSB's tradition of quality customer service and to providing an even broader array of products and services."

          CFSB shareholders received .5939 of a share of Old Kent stock for each outstanding share of CFSB Bancorp Inc. common stock, for a total of approximately 5.6 million shares.

          Old Kent also noted that its recently announced 3 million share buy-back program would be unaffected by the acquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in

-more-

connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs.

          Old Kent Financial Corporation is a financial services company headquartered in Grand

Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings. It operates more than 240 full service offices in Michigan, Illinois and Indiana, and more than 160 mortgage lending sites throughout the United States. Effective with the acquisition, Old Kent has total assets of nearly $17 billion.

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